EXHIBIT 4.2

RW HOLDINGS NNN REIT, INC.
ARTICLES OF AMENDMENT

RW Holdings NNN REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article 1 of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Modiv Inc.

SECOND: The foregoing amendment to the Charter was approved by a majority of the entire Board of Directors of the Corporation and is limited to the change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective at 12:05 a.m. Eastern Time on January 22, 2021.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 15th day of January, 2021.

ATTEST:	RW HOLDINGS NNN REIT, INC.

By: /s/ RAYMOND J. PACINI	By: /s/ AARON S. HALFACRE
Name: Raymond J. Pacini	Name: Aaron S. Halfacre
Title: Secretary	Title: Chief Executive Officer